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EXHIBIT 99.2

AVDI

For Immediate Release:

            ADVANCED TECHNOLOGY INDUSTRIES, INC. AND LTDNETWORK, INC. ANNOUNCE THE EXECUTION OF AN AGREEMENT AND PLAN OF MERGER

                   June 19, 2003 Berlin, Germany - Advanced Technology Industries, Inc. (OTCBB: AVDI) ("ATI") announced today that it has entered into an Agreement and Plan of Merger with LTDnetwork, Inc. ("LTDN"). Under the terms of the Merger Agreement, LTDN will become a wholly owned subsidiary of ATI, and LTDN stockholders will own at least 58% of the outstanding common stock of ATI following the merger. The percentage of shares of ATI common stock to be issued to the LTDN stockholders may be increased depending on the amount of cash on LTDN's balance sheet and the existence of certain liabilities of ATI, in each case at the time of the merger.

                   The consummation of the merger is contingent upon the approval and adoption by ATI's stockholders of an amendment to ATI's certificate of incorporation to increase it's authorized capital stock, the approval and adoption of the Merger Agreement by LTDN's stockholders, the conversion of the indebtedness of ATI into ATI common stock, LTDN having at least $5,000,000 on its balance sheet at the time of the merger (less any funds loaned by LTDN to ATI prior to the merger), the effectiveness of a registration statement registering the shares of ATI common stock to be issued to the LTDN stockholders and other conditions set forth in the Merger Agreement.

                  "We are excited about the combination of the businesses of ATI and LTDN," commented Hans-Joachim Skrobanek, President of ATI. "We believe that this transaction will enable ATI to accelerate the commercialization of its products and will add a new suite of products and services that will be offered under the LTDN name."

                  "LTDN looks forward to the consummation of the merger," said Allan Klepfisz, President and Chief Executive Officer of LTDN. "We are intent on creating a lean and focused company that will create shareholder value via increasing revenues derived primarily from the licensing of the combined company's technologies."

About Advanced Technology Industries, Inc.
------------------------------------------
Advanced Technology Industries, Inc. is a technology company devoted to technology identification and acquisition, as well as research and development leading to commercialization of innovative products, including proprietary technologies. ATI has offices in Berlin and Passau, Germany and in Russia.

About LTDnetwork Inc.
---------------------
LTDnetwork operates over 350 specialty e-commerce sites and has developed a range of cutting-edge proprietary software products that is designed to facilitate and enhance the purchasing experience of both its own customers and those of leading Internet companies that will utilize the products under joint venture or licensing arrangements. LTDnetwork has offices in San Francisco, California and Melbourne, Australia.


The above news release contains forward-looking statements. These statements are based on assumptions that the management of Advanced Technology Industries, Inc. believe are reasonable based on currently available information, and include statements regarding the intent, belief or current expectations of Advanced Technology Industries, Inc. and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance, and are subject to a wide range of business risks, external factors and uncertainties. Actual results may differ materially from those indicated by such forward-looking statements. Advanced Technology Industries, Inc. assumes no obligation to update the information contained in this press release, whether as a result of new information, future events or otherwise.

Corporate Contact:
Advanced Technology Industries, Inc.
Hans-Joachim Skrobanek
Taubenstrasse 20
10117 Berlin, Germany
Telephone + 49.30.201.7780
Telecopy  + 49.30.207.7899
Email hjskrobanek@advancedtechnologyind.com

LTDnetwork Inc.
Allan M. Klepfisz
855 Folsom Street #919
San Francisco, CA  94107
Telephone + 415.341.8964
Telecopy + 415.341.8965
Email amk@ltdnetwork.com